Exhibit 99.1

$658,105,000

SAKS INCORPORATED

Offers to Purchase and Consent Solicitations in Respect of Any and All Outstanding

$250,000,000 7 1/2% Notes Due 2010 (CUSIP No. 79377WAC2)

$208,105,000 7% Notes Due 2013 (CUSIP No. 79377WAM0)

$200,000,000 7 3/8% Notes Due 2019 (CUSIP No. 79377WAD0)

For all Offers, the Consent Payment Deadline is 5:00 p.m., New York City time, on July 1, 2005, the Withdrawal Deadline is 5:00 p.m., New York City time, on July 1, 2005, and the Expiration Time is midnight, New York City time, on July 18, 2005. We may extend any of these dates and times in respect of any or all Offers.

Saks Incorporated (“we” or the “Company”) is offering to purchase from you for cash any and all of your 7 1/2% Notes due 2010 (the “2010 Notes”), 7% Notes due 2013 (the “2013 Notes”) and 7 3/8% Notes due 2019 (the “2019 Notes,” and together with the 2010 Notes and the 2013 Notes, the “Notes”) and soliciting your consent (the “Consent”) to certain amendments to the applicable indenture (the “Indenture”) under which the Notes were issued (the “Proposed Amendments”) and waivers of certain defaults that shall have occurred under such Indenture prior to the effectiveness of the Proposed Amendments (the “Proposed Waivers,” and together with the Proposed Amendments, the “Proposed Amendments and Waivers”) upon the terms and subject to the conditions set forth in this Offers to Purchase and Consent Solicitations Statement (as it may be amended or supplemented from time to time, the “Offer to Purchase”).

We refer to our offers to purchase the 2010 Notes, the 2013 Notes and the 2019 Notes as the “Tender Offers,” to the related solicitations of your Consent as the “Consent Solicitations” and to each Tender Offer together with the related Consent Solicitation as an “Offer.” Each Offer is independent from the other Offers and may be amended or terminated subject to applicable law. If you consent to the Proposed Amendments and Waivers in a Consent Solicitation, you are obligated to tender your Notes in the related Tender Offer. If you tender your Notes pursuant to a Tender Offer, you are obligated to deliver a Consent to the Proposed Amendments and Waivers in the related Consent Solicitation. If you decide to tender your Notes, your execution and delivery of the Letter of Transmittal and Consent will constitute your Consent to the Proposed Amendments and Waivers, which will constitute your Consent to the execution of a supplemental indenture effecting such Proposed Amendments. You may not deliver Consents in a Consent Solicitation without tendering your Notes in the related Tender Offer and may not revoke such Consents without withdrawing your previously tendered Notes.

The Purchase Price for Notes of each issue includes an amount we have designated as a Consent Payment, equal to $20.00 per $1,000 principal amount of the Notes. If you validly tender your Notes before the Consent Payment Deadline, and the Offer is consummated, you will be paid the Purchase Price for your Notes. If you validly tender your Notes after the Consent Payment Deadline, and the Offer is consummated, you will be paid the Purchase Price less the Consent Payment. In either case, you will be paid accrued and unpaid interest on your tendered Notes up to, but not including, the applicable settlement date.

The following table summarizes certain information and the Purchase Prices we will pay for each $1,000 principal amount of your Notes if you tender and Consent by the deadlines described above.

CUSIP No.	Outstanding Principal Amount	Title of Security	Indenture Dated as of	Trustee	Purchase Price	Consent Payment
79377WAC2	$250,000,000	7 1/2% Notes due 2010	December 2, 1998	JPMorgan Chase Bank, N.A.	$990.00	$20.00
79377WAM0	$208,105,000	7% Notes due 2013	December 8, 2003	The Bank of New York Trust Company, N.A.	$990.00	$20.00
79377WAD0	$200,000,000	7 3/8% Notes due 2019	February 17, 1999	JPMorgan Chase Bank, N.A.	$990.00	$20.00

Holders of a majority in principal amount of the outstanding Notes of a given issue must consent to the Proposed Amendments and Waivers in order for them to become effective with respect to that issue. Our Offer in respect of each issue of Notes is conditioned on, among other things, tender of a set minimum amount of the Notes of the relevant issue (a majority in principal amount of Notes of such issue) (the “Minimum Tender Condition”) and on the closing of our pending sale of certain assets. For a description of the Proposed Amendments and Waivers, and the conditions to the Offers, see “The Proposed Amendments and Waivers” and “The Tender Offers and Consent Solicitations—Conditions to the Offers.”

You may withdraw your tender at any time prior to the Withdrawal Deadline. If you withdraw your tender, you also revoke your Consent.

If you do not tender your Notes, they will remain outstanding. If we consummate the relevant Offer, the trading market for your Notes may be significantly more limited and you will be subject to the terms of the relevant Indenture as amended. See “Risk Factors.”

We will pay for Notes that we purchase in the relevant Tender Offer in same-day funds promptly after the date on which such Offer expires, which is expected to be the business day after the Expiration Time. Assuming none of the Offers are extended, we expect that the Settlement Date will be July 19, 2005.

The Dealer Managers for the Offers are:

Citigroup	Goldman, Sachs & Co.

The Co-Dealer Managers for the Offers are:

Banc of America Securities LLC	Wachovia Securities

June 20, 2005

IMPORTANT DATES

The dates below apply to all of the Offers:

Date	Calendar Date	Event
Withdrawal Deadline	5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer.	Holders cannot withdraw tendered Notes and the related Consents after the Withdrawal Deadline.

Consent Payment Deadline	5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer.	You must tender your Notes prior to the Consent Payment Deadline in order to receive the Purchase Price. If you tender after this deadline, you will receive an amount equal to the Purchase Price less the Consent Payment.

Expiration Time	Midnight, New York City time, on July 18, 2005, unless extended with respect to the relevant Offer.	You must tender your Notes by the Expiration Time in order to be eligible to have your Notes purchased under the Offers.

Settlement Date	Assuming none of the Offers is extended, we expect that the Settlement Date will be July 19, 2005.	We will pay for Notes that we purchase in the relevant Offer in same-day funds promptly after the date on which such Offer expires, which is expected to be the business day after the Expiration Time.

IMPORTANT NOTICES

If you hold your Notes through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender those Notes. If you hold your Notes yourself (other than through the Depository Trust Company (“DTC”)), you must complete and sign the Letter of Transmittal and Consent included with this Offer to Purchase in accordance with the instructions in this Offer to Purchase, mail or deliver it and any other required documents to Global Bondholder Services Corporation, which is acting as Depositary, and deliver the certificates for the tendered Notes to the Depositary.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Consent or related documents should be directed to Global Bondholder Services Corporation, which is acting as Information Agent, at one of its telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact the Dealer Managers and Co-Dealer Managers at their respective telephone numbers set forth on the back cover of this Offer to Purchase or your broker, dealer, or other similar nominee for assistance concerning the terms of the Offers.

None of us, the Trustees for the Notes, the Information Agent, the Depositary, the Dealer Managers or the Co-Dealer Managers makes any recommendation to you as to whether or not you should tender your Notes pursuant to the Offers. You should not construe the contents of this Offer to Purchase and the accompanying Letter of Transmittal and Consent as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offers.

YOU SHOULD READ THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL AND CONSENT CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR NOTES AND GIVE YOUR CONSENT.

We have not filed this Offer to Purchase or the Letter of Transmittal and Consent with, and they have not been reviewed by, any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of this Offer to Purchase and it is unlawful and may be a criminal offense to make any representation to the contrary. No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal and Consent and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and the related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of us by the Dealer Managers and Co-Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and the related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

Capitalized terms used in this Offer to Purchase that are not otherwise defined herein have the meanings set forth in the relevant Indenture.

SPECIAL NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER FACTORS

This Offer to Purchase (including the documents incorporated by reference) contains “forward-looking” information and statements. Forward-looking information and statements can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” Statements in this Offer to Purchase that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on many factors, some of which are outlined below.

Forward-looking information and statements are, or may be, based on a series of projections and estimates and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks associated with our inability to obtain the required consents in relation to all of our outstanding notes;

•	the ultimate outcome and timing of our Audit Committee’s internal investigation into the matters described in our second Current Report on Form 8-K filed on June 3, 2005 (the “June 3 Form 8-K”);

•	the outcome of the formal investigation by the Securities and Exchange Commission (the “SEC”) and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee investigation described in our Current Report on Form 8-K filed on May 12, 2005 (the “May 12 Form 8-K”);

•	the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of our Audit Committee’s investigation described in the May 12 Form 8-K;

•	the availability of funds, either through cash on hand or our revolving credit facility, to repay any amounts due should the maturity of any notes become accelerated;

•	potential further downgrades in the credit ratings of our securities;

•	decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for our future merchandise orders and other services, which could require us to pay cash or secure letters of credit for such orders and other services and which could have a material adverse effect on our liquidity position and financial condition;

•	the delay in filing the Delayed SEC Reports (as defined below) with the SEC and the consequences thereof;

•	the level of consumer spending for apparel and other merchandise we carry and our ability to respond quickly to consumer trends;

•	adequate and stable sources of merchandise;

•	the competitive pricing environment within the department and specialty store industries as well as other retail channels;

•	the effectiveness of planned advertising, marketing and promotional campaigns;

•	favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs;

•	appropriate inventory management;

•	effective expense control;

•	successful operation of our proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.;

•	geo-political risks; and

•	changes in interest rates.

For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to our Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

We can give no assurance that the forward-looking statements included in this Offer to Purchase will prove to be accurate. In light of the significant uncertainties inherent in forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. We undertake no obligation to update any forward-looking statements contained in this Offer to Purchase, whether as a result of new information, future events or otherwise. You should consult any further disclosures we make in our reports filed with the SEC and in our press releases.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. As described below, we have not yet filed our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2005 (the “First Quarter 2005 Form 10-Q,” and together with the 2004 Form 10-K, the “Delayed SEC Reports”). See “Risk Factors—Lack of Public Disclosure Concerning the Company.”

We have filed the following documents with the SEC, and these documents are incorporated in this Offer to Purchase by reference:

•	Our Current Reports on Form 8-K filed on January 6, 2005, February 3, 2005, March 3, 2005, March 4, 2005 (the first report filed on this date), March 28, 2005, April 7, 2005, April 15, 2005, April 25, 2005, May 2, 2005, May 5, 2005, May 12, 2005, May 18, 2005, June 3, 2005, June 15, 2005 and June 17, 2005.

We specifically do not incorporate any of our historical financial statements and related materials in this Offer to Purchase.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Offer to Purchase and prior to the Expiration Time will be incorporated by reference and be a part of this Offer to Purchase from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings at no cost, by writing or telephoning:

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Telephone: (205) 940-4000

Facsimile: (205) 940-4468

Attention: Charles J. Hansen

You should rely only on the information provided in this Offer to Purchase and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this Offer to Purchase is accurate as of any date other than that on the front cover of this Offer to Purchase.

SUMMARY OF THE OFFERS

This Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the relevant Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase.

The Company	Saks Incorporated, a Tennessee corporation

The Notes	7 1/2% Notes due 2010 7% Notes due 2013 7 3/8% Notes due 2019

The Tender Offers	We are offering to purchase from you for cash any and all of your 2010 Notes, 2013 Notes and 2019 Notes.

Consent Solicitations	We are also soliciting your Consent to the Proposed Amendments to each applicable Indenture and Waivers of certain defaults under such Indenture that shall have occurred prior to the effectiveness of the Proposed Amendments.

Expiration Time	You must tender your Notes by the Expiration Time in order to be eligible to have your Notes purchased pursuant to the Offers. The Expiration Time for all Offers will be midnight, New York City time, on July 18, 2005, unless extended with respect to the relevant Offer.

Consent Payment Deadline	You must tender your Notes prior to the Consent Payment Deadline in order to receive the Purchase Price. If you tender your Notes after this deadline and the relevant Offer is consummated, you will receive an amount equal to the Purchase Price less the Consent Payment. The Consent Payment Deadline for all Offers will be 5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer.

Purchase Price:

2010 Notes Purchase Price	The Purchase Price for each $1,000 principal amount of the 2010 Notes will equal 99%, or $990 per $1,000 principal amount of the 2010 Notes.

2013 Notes Purchase Price	The Purchase Price for each $1,000 principal amount of the 2013 Notes will equal 99%, or $990 per $1,000 principal amount of the 2013 Notes.

2019 Notes Purchase Price

The Purchase Price for each $1,000 principal amount of the 2019 Notes will equal 99%, or $990 per $1,000 principal amount of the 2019 Notes.

The Purchase Price for Notes of each issue includes an amount we have designated as a Consent Payment, equal to $20.00 per $1,000 principal amount of the

Notes you tender. If you validly tender your Notes before the Consent Payment Deadline, and the Offer is consummated, you will be paid the Purchase Price of your Notes. If you validly tender your Notes after the Consent Payment Deadline and before the Expiration Time, and the Offer is consummated, you will be paid the Purchase Price less the Consent Payment. In either case, you will also be paid accrued and unpaid interest on your tendered Notes up to, but not including, the applicable Settlement Date.

Consent Payment	$20.00 per $1,000 principal amount of Notes tendered prior to the Consent Payment Deadline and not validly withdrawn prior to the Withdrawal Deadline.

Conditions to the Offers	Each of the Offers is conditioned upon satisfaction of the conditions set forth in “The Tender Offers and Consent Solicitations—Conditions to the Offers,” including satisfaction of the Minimum Tender Condition (in respect of Notes of each issue, receipt by the Depositary of valid and unwithdrawn tenders from holders of at least a majority in principal amount of the Notes) and the closing of our pending sale of certain assets.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time prior to the Expiration Time, in respect of any or all of the Offers and from time to time in our sole discretion.

Withdrawal Rights	The Withdrawal Deadline for all Offers will be 5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer. If a holder validly withdraws tendered Notes prior to the Withdrawal Deadline, that will constitute the concurrent valid revocation of, and the only means of validly revoking, that holder’s related Consent. Holders cannot withdraw tendered Notes and the related Consents after the Withdrawal Deadline. If an Offer is terminated without our having purchased any Notes, we will promptly return the Notes tendered pursuant to that Offer to the tendering holder and Consents delivered pursuant to such Offer will be of no further force and effect.

Proposed Amendments	The Proposed Amendments with respect to each issue of Notes provide that until 5:30 p.m., New York City time, on October 31, 2005, a failure to comply with Sections 7.04 and 10.10 (relating to the Reporting and Certificate Delivery Covenants), and 10.12 (relating to our obligation to deliver certain certificates or notices of default to the relevant Trustee) of the applicable Indenture will not constitute a default with respect to the

Notes under the Indenture. For a description of the Proposed Amendments, see “The Proposed Amendments and Waivers.”

Proposed Waivers	The Proposed Waivers provide that certain defaults that shall have occurred prior to the effectiveness of the Proposed Amendments are waived. For a description of the Proposed Waivers, see “The Proposed Amendments and Waivers.”

Procedure for Tendering Notes and Delivering Consents	If you hold your Notes through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender those Notes. If you hold your Notes yourself (other than through DTC), you must complete and sign the Letter of Transmittal and Consent included with this Offer to Purchase in accordance with the instructions in this Offer to Purchase, mail or deliver it and any other required documents to Global Bondholder Services Corporation, which is acting as Depositary, and deliver the certificates for the tendered Notes to the Depositary. If you tender by book-entry transfer to the Depositary’s applicable account at DTC, you may tender through DTC’s Automated Tender Offer Program (ATOP). If you tender through ATOP, you do not need to complete the Letter of Transmittal. See “The Tender Offers and Consent Solicitations—Procedure for Tendering Notes and Delivering Consents.”

Settlement Date	We will pay for Notes that we purchase in the relevant Offer promptly after the Offer expires, which is expected to be the first business day after the Expiration Time. Assuming none of the Offers are extended, we expect that the Settlement Date will be July 19, 2005.

Certain U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal tax considerations of the Offers applicable to holders of Notes, see “Certain U.S. Federal Income Tax Consequences.”

Dealer Managers	Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Dealer Managers	Banc of America Securities LLC and Wachovia Securities

Depositary	Global Bondholder Services Corporation

Information Agent	Global Bondholder Services Corporation

Trustee for the 2010 Notes	JPMorgan Chase Bank, N.A. (as successor trustee for The First National Bank of Chicago)

Trustee for the 2013 Notes	The Bank of New York Trust Company, N.A. (as successor trustee for The Bank of New York)

Trustee for the 2019 Notes	JPMorgan Chase Bank, N.A. (as successor trustee for The First National Bank of Chicago)

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Consent or related documents may be directed to the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase. A holder may also contact the Dealer Managers and Co-Dealer Managers at their respective telephone numbers set forth on the back cover of this Offer to Purchase or that holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

SAKS INCORPORATED

We are a leading operator of branded department stores in the United States and, as of May 17, 2005, operated 385 luxury, traditional and off-price department stores and specialty stores. By operating different retail formats, we believe that we benefit from and appeal to a geographically and demographically diverse group of existing and prospective customers.

We have organized our retail business into two main business segments:

•	the Saks Department Store Group, which, as of May 17, 2005, included 232 traditional department stores under the names Proffitt’s, McRae’s, Younkers, Parisian, Herberger’s, Carson Pirie Scott, Bergner’s, Boston Store and 43 mall-based Club Libby Lu specialty stores; and

•	Saks Fifth Avenue Enterprises (“SFAE”), which, as of May 17, 2005, consisted of 57 Saks Fifth Avenue stores and 53 Off 5th stores.

We also provide common support services to our two business segments. We believe this organizational structure allows us to focus effectively on both our traditional department store and Saks Fifth Avenue businesses, while reducing costs for support functions that are common between our two business segments.

Our principal executive office is located at 750 Lakeshore Parkway, Birmingham, Alabama, 35211. Our main telephone number at that address is (205) 940-4000.

RECENT DEVELOPMENTS

Investigations, Restatement and Litigation

On March 3, 2005, we disclosed that, at management’s request, the Audit Committee of our Board of Directors had initiated an internal investigation into alleged improper collections of vendor markdown allowances in one of SFAE’s six merchandising divisions. The investigation also examined the adequacy of an initial internal investigation in 2002 into this matter and accounting and disclosure issues identified during the course of the investigation.

On March 3, 2005, we also announced that we were addressing certain operating lease accounting issues and had determined that we were required to correct accounting errors related to previously recorded operating leases. We also announced that, in light of the cumulative impact that vendor allowance and operating lease matters would have to fourth quarter of fiscal 2004 financial results, we expected to restate our financial statements for fiscal 1999 through the third quarter of fiscal 2004 and that the financial statements for those periods should not be relied upon.

On May 9, 2005, we announced that the Audit Committee’s investigation had been completed, other than a few interviews that were not expected to change any findings. The Audit Committee’s investigation concluded that during our 1999-2003 fiscal years, the total markdown allowances improperly collected from vendors were approximately $20 million. No improper collections during the 2004 fiscal year were identified. As a result of these findings and the recommendations of the Audit Committee, the Board of Directors took the personnel actions and other remedial actions described in the May 12 Form 8-K.

On June 3, 2005, we announced that the Audit Committee was supplementing its above-described investigation with an additional inquiry. The Audit Committee’s supplemental internal inquiry is reviewing (i) the timing of the recording of both inventory markdowns and vendor markdown allowances at SFAE, (ii) whether there have been any overcollections of vendor markdown allowances in any of the merchandising divisions of SFAE that were not the subject of the Audit Committee’s prior internal investigation, and (iii) whether we have improperly charged any of our merchandise vendors any fees for failure to comply with our logistics, transportation, or billing policies (these types of fees often are referred to in the retail industry as “chargebacks”).

As previously disclosed, we informed the SEC of the Audit Committee’s internal investigation and supplemental internal inquiry, and prior to the commencement of the Audit Committee’s supplemental inquiry, the SEC notified us that it had issued a formal order of private investigation. Also as previously disclosed, we have been informed of an inquiry by the office of the United States Attorney for the Southern District of New York regarding these matters. We are continuing to cooperate fully with the SEC and the United States Attorney for the Southern District of New York.

We have not been able to file the Delayed SEC Reports because we have not yet completed the above-described restatement of our financial statements for fiscal 1999 through the third quarter of fiscal 2004 (and, as described in the June 3 Form 8-K, possibly the fourth quarter of fiscal 2004). In order to file the Delayed SEC Reports, it is also necessary for us to complete confirmatory work related to the Audit Committee’s investigation described in the May 12 Form 8-K and for the Audit Committee to complete its supplemental inquiry described in the June 3 Form 8-K. As previously disclosed, we expect to file the Delayed SEC Reports on or before September 1, 2005. See “Risk Factors—Ongoing Audit Committee Investigation.”

Three shareholder derivative actions have been filed in state court (one in Birmingham, Alabama and two in Nashville, Tennessee) for the putative benefit of the Company against the members of our Board of Directors and certain executive officers generally alleging breach of their fiduciary duties in failing to correct or prevent problems with our accounting and internal control practices and procedures, among other allegations. The actions generally seek unspecified damages and disgorgement by the executive officers named in the complaints of cash and equity compensation received by them.

Notice of Default

Each of the indentures under which our outstanding notes were issued requires us to file with the SEC and the applicable trustee the annual reports, quarterly reports and other documents (the “SEC Reports”) we are required to file pursuant to Sections 13 and 15 of the Exchange Act. Each of the indentures also requires the Company and the subsidiary guarantors to file with the applicable trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with our obligations under the indenture (a “Compliance Certificate”), and, if a default has occurred under the indenture, describing all such defaults of which our officers have knowledge, their status and what action we are taking or propose to take with respect thereto. The requirements to file the SEC Reports with the SEC and the trustees and deliver a Compliance Certificate to the trustees are referred to as the “Reporting and Certificate Delivery Covenants.” In addition, each of the indentures requires us to deliver to the applicable trustee notice when any default has occurred and is continuing, or when any notice is given by a holder of notes issued under that indenture or by any holder or trustee of any other indebtedness (in principal amount of $50,000,000 or more) with respect to a claimed default within five business days after we become aware of such occurrence, and what action we are taking, or propose to take, with respect thereto.

We previously disclosed that on June 14, 2005 we received a Notice of Default with respect to our 2.00% Convertible Senior Notes due March 15, 2024 (the “Convertible Notes”). The Notice of Default was given by a hedge fund that states that it owns more than 25% of the Convertible Notes. The Notice of Default states that we breached the Reporting and Certificate Delivery Covenants. As a result, the maturity of the Convertible Notes could be accelerated under the indenture for the Convertible Notes any time after August 13, 2005 if (i) the concurrent consent and waiver solicitation described below with respect to the Convertible Notes is not successful, (ii) we have not previously filed the Delayed SEC Reports with the SEC and the trustee under the indenture for the Convertible Notes (the “Convertible Notes Trustee”) and delivered the Compliance Certificate to the Convertible Notes Trustee and (iii) a holder of 25% or more of the Convertible Notes or the Convertible Notes Trustee delivered an acceleration notice on or after that date. See “Risk Factors—Acceleration of the Convertible Notes and Senior Notes.”

Sale of Assets

On April 29, 2005, we announced that we had reached a definitive agreement with Belk, Inc. (“Belk”), whereby Belk will acquire from us for approximately $622 million in cash substantially all of the assets directly involved in our Proffitt’s/McRae’s business operations, plus the assumption of approximately $1 million in capitalized lease obligations and the assumption of certain other ordinary course liabilities associated with the acquired assets. The sale to Belk is expected to close on or about July 5, 2005 and is a condition to the Offers.

We also announced on April 29, 2005 that we are exploring strategic alternatives for our northern department store division (as one entity), operating under the nameplates of Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s, and Younkers, as well as our Club Libby Lu specialty store business. The strategic alternatives could include the sale of the northern department store division and/or Club Libby Lu.

Concurrent Consent Solicitations

Concurrently with the Offers, we are soliciting consents from the holders of all of our outstanding Convertible Notes, 8 1/4% Notes due 2008 and 9 1/8% Notes due 2011 to certain amendments and a waiver with respect to the indentures under which those notes were issued.

RISK FACTORS

For additional considerations with respect to the Offers and us, please refer to our Current Reports on Form 8-K filed on March 4, 2005 (the first report filed on the date), April 15, 2005, May 12, 2005, June 3, 2005 (the second report filed on the date) and June 15, 2005, which are incorporated by reference herein.

Acceleration of the Convertible Notes and Senior Notes

If the proposed amendments and waivers in connection with the Convertible Notes do not become effective and we fail to file the Delayed SEC Reports with the SEC and the Convertible Notes Trustee and deliver the Compliance Certificate to the Convertible Notes Trustee by August 13, 2005, then the Convertible Notes Trustee or the holders of at least 25% of the Convertible Notes will have the right to accelerate the maturity of the Convertible Notes. If we do not discharge the accelerated amounts within ten days, the cross-acceleration provisions under our other indentures could be triggered, and would permit holders of the Company’s $990 million of senior notes to accelerate the maturity of such notes.

If the maturity of any debt is accelerated, we intend to fully repay all such amounts due with cash on hand, currently approximately $324 million, and the approximately $620 million in proceeds from the pending sale of certain assets to Belk, which is expected to close on or about July 5, 2005. If additional funds are needed to repay the accelerated amounts, we intend to rely on borrowings under our Amended and Restated Credit Agreement, which currently has approximately $650 million of unused capacity. The lenders under the Amended and Restated Credit Agreement have waived any event of default thereunder, including cross-defaults and cross-acceleration, that may arise by virtue of our failure to deliver the financial statements to be included as part of the Delayed SEC Reports.

Restatement of Prior Period Financial Statements

The restatement of our prior period financial statements may cause us to become subject to further regulatory action or civil litigation (in addition to that which is described above), which could require us to pay fines or other penalties and could have an adverse effect on our business, results of operations, financial condition and liquidity. We could also become subject to further ratings downgrades and negative publicity and may lose or fail to attract and retain key employees and management personnel as a result of these matters. See “Recent Developments —Investigations, Restatement and Litigation.”

Regulatory Action and Civil Litigation

As described above, we are currently the subject of investigations by the SEC and the United States Attorney for the Southern District of New York and three shareholder derivative actions have been filed in state court for the putative benefit of the Company against the members of our Board of Directors and certain executive officers. We could be required to pay fines, other penalties or damages in connection with these matters and they could otherwise have an adverse effect on our business, results of operations, financial condition and liquidity. See “Recent Developments—Investigations, Restatement and Litigation.”

Ongoing Audit Committee Investigation

As described above, the Audit Committee is undertaking an internal inquiry into (i) the timing of the recording of both inventory markdowns and vendor markdown allowances at SFAE, (ii) whether there have been any overcollections of vendor markdown allowances in any of the merchandising divisions of SFAE that were not the subject of the Audit Committee’s prior internal investigation, and (iii) whether we have improperly charged any of our merchandise vendors any fees for failure to comply with our logistics, transportation, or billing policies. Because this internal inquiry is ongoing, we cannot predict its outcome. Negative findings in this inquiry could cause additional delay in the filing of the Delayed SEC Reports, which we currently expect to file on or before September 1, 2005, and result in additional adjustments to our historical financial statements. See “Recent Developments – Investigations, Restatement and Litigation.”

Lack of Public Disclosure Concerning the Company

As described above, we have not yet filed the Delayed SEC Reports. Until we file the Delayed SEC Reports, there will be limited public information available concerning our results of operations and financial condition. Prior financial statements that we have filed for fiscal years from 1999 up to and including the quarterly period ended October 30, 2004 should no longer be relied on and are being restated. The absence of more recent financial information may have a number of adverse effects on us and the Notes, including a decrease in the market price of the Notes and an increase in the volatility of such market price.

Acceleration

If you do not tender your Notes pursuant to this Offer to Purchase and the Proposed Amendments with respect to your Notes become effective, you will not be able to accelerate payment on the Notes for a breach of the Reporting and Certificate Delivery Covenants unless the Company breaches the relevant Indenture as amended by the Proposed Amendments. In the event that the Proposed Amendments and Waivers with respect to any other issue or issues of notes do not become effective, holders of such issue or issues will continue to be able to accelerate payment on their notes for the existing breach of the Reporting and Certificate Delivery Covenants in accordance with the Indentures (including the delivery of a notice of default and a failure to cure within 60 days of delivery of such notice). This risk is mitigated to some extent by the fact that you will still be able to accelerate payment on your Notes if any other issue of notes is accelerated and such issue of Notes is not discharged within 10 days.

Consummation of the Offers May Further Limit the Trading Market for Your Notes

Each issue of the Notes trades in the over-the-counter market. Prices and trading volumes of the Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. We urge you to obtain current market prices for the Notes you hold.

Although we believe that the over-the-counter trading activity of the Notes of each issue is currently limited, to the extent that Notes of any issue are purchased pursuant to the related Offer, the trading markets for the Notes of that issue that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading, which the financial services industry refers to as a smaller “float,” may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not purchased may be affected adversely to the extent the relevant Offer reduces the float of the Notes of that issue. The reduced float may also tend to make the trading price more volatile. We cannot assure you that any trading market will exist for your Notes following the Offer. The extent of the public market for your Notes following consummation of the Offer could depend upon the number of holders that remain at such time, the interest in maintaining markets in that issue of Notes on the part of securities firms and other factors.

Effect of Proposed Amendments and Waivers

If a supplemental indenture relating to the Proposed Amendments is executed, the Proposed Amendments and Waivers to an Indenture pursuant this Offer to Purchase will be binding on all non-tendering holders of the Notes issued under that Indenture. The Proposed Amendments and Waivers may increase the credit risk associated with holding the Notes, or adversely affect the market price and liquidity of the Notes that remain outstanding or otherwise be adverse to the interests of non-tendering holders.

DESCRIPTION OF THE NOTES

2010 Notes

We issued an aggregate principal amount of $250,000,000 of the 2010 Notes in December 1998, all of which remains outstanding as of the date of this Offer to Purchase. Interest on the 2010 Notes accrues at 7 1/2% per annum and is payable semi-annually in arrears on each June 1 and December 1 to the holders of record of the 2010 Notes as of each May 15 and November 15 prior to each such respective payment date. The 2010 Notes will mature on December 1, 2010 and the maturity payment for the Notes will be 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the maturity date. We are not required to make mandatory redemption or sinking fund payments with respect to the 2010 Notes.

2013 Notes

We issued an aggregate principal amount of $208,105,000 of the 2013 Notes in December 2003, all of which remains outstanding as of the date of this Offer to Purchase. Interest on the 2013 Notes accrues at 7% per annum and is payable semi-annually in arrears on each June 1 and December 1 to the holders of record of the 2013 Notes as of each May 15 and November 15 prior to each such respective payment date. The 2013 Notes will mature on December 1, 2013 and the maturity payment for the Notes will be 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the maturity date. We are not required to make mandatory redemption or sinking fund payments with respect to the 2013 Notes.

2019 Notes

We issued an aggregate principal amount of $200,000,000 of the 2019 Notes in February 1999, all of which remains outstanding as of the date of this Offer to Purchase. Interest on the 2019 Notes accrues at 7 3/8% per annum and is payable semi-annually in arrears on each February 15 and August 15 to the holders of record of the 2019 Notes as of each February 1 and August 1 prior to each such respective payment date. The 2019 Notes will mature on February 15, 2019 and the maturity payment for the Notes will be 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the maturity date. We are not required to make mandatory redemption or sinking fund payments with respect to the 2019 Notes.

THE TENDER OFFERS AND CONSENT SOLICITATIONS

On the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal and Consent, we will purchase for cash all of the outstanding 2010 Notes at a Purchase Price of 99%, or $990 per $1,000 principal amount of the Notes, all of the outstanding 2013 Notes at a Purchase Price of 99%, or $990 per $1,000 principal amount of the Notes and all of the outstanding 2019 Notes at a Purchase Price of 99%, or $990 per $1,000 principal amount of the Notes. The Purchase Price for Notes of each issue includes an amount that we have designated as a Consent Payment, equal to $20.00 per $1,000 principal amount of Notes. If you tender your Notes prior to the Consent Payment Deadline and do not withdraw that tender, and the Offer is consummated, then you will receive the Purchase Price applicable to the issue of Notes you have tendered. If you tender your Notes after the Consent Payment Deadline and do not withdraw your tender, and the Offer is consummated, then you will receive the applicable Purchase Price less the Consent Payment. In either case, you will receive accrued and unpaid interest up to, but not including, the applicable Settlement Date.

Each Offer in respect of Notes of each issue is conditioned upon, among other things, receipt by the Depositary of valid and not validly withdrawn tenders from holders of a majority in principal amount of the Notes and the closing of our pending sale of certain assets. We refer to the receipt of tenders from holders of a majority in principal amount of the Notes as satisfaction of the Minimum Tender Condition.

The Proposed Amendments to each issue of Notes and the related Indenture will be set forth in a supplemental indenture that will be executed after the Withdrawal Deadline has passed, all conditions to the relevant Tender Offer have been satisfied or waived and the Company has agreed to pay on the applicable Settlement Date for all Notes of such issue validly tendered and not withdrawn. If you consent to the Proposed Amendments and Waivers in the Consent Solicitation, you are obligated to tender your Notes in the related Tender Offer. If you tender your Notes in a Tender Offer, you are obligated to deliver a Consent to the Proposed Amendments and Waivers in the related Consent Solicitation. If you decide to tender your Notes, your execution and delivery of the Letter of Transmittal and Consent will constitute your Consent to the Proposed Amendments and Waivers. You may not revoke your Consent without withdrawing your previously tendered Notes. The Proposed Amendments and Waivers relating to each issue of Notes will become operative immediately upon execution of the applicable supplemental indenture effecting such Proposed Amendments, but will be revoked if settlement of the Offer in respect of the relevant issue fails to occur. See “The Proposed Amendments and Waivers.”

The Consent Payment Deadline for all Offers will be 5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer. You must tender your Notes prior to the Consent Payment Deadline in order to receive the Purchase Price. If you tender after this deadline and the Offer for that issue of Notes is consummated, you will receive an amount equal to the Purchase Price less the Consent Payment.

You must tender your Notes before midnight, New York City time, on July 18, 2005 (such date and time, as extended from time to time, the “Expiration Time”). We may extend the Expiration Time in respect of one or more issues of Notes. Any such extension will be announced in a press release. See “– Extension, Amendment and Termination” and “– Announcements.”

We will pay for Notes that we purchase in an Offer in same-day funds on the Settlement Date, which will be promptly after the date on which the relevant Offer expires. The Settlement Date is expected to be the first business day after the Expiration Time. See “—Acceptance for Payment and Payment.”

Procedure for Tendering Notes and Delivering Consents

For a holder to validly tender Notes pursuant to an Offer, the Depositary must receive a properly completed and duly executed Letter of Transmittal and Consent, or a copy thereof, with any required signature guarantee, or in the case of a book-entry transfer, an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, at the Depositary’s address set forth on the back cover of this Offer to Purchase prior to the Expiration Time or, in the case of holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline. In addition, prior to the Expiration Time, either (a) the Depositary must receive certificates for the tendered Notes at its address or (b) those Notes must be transferred pursuant to the procedures for book-entry transfer described below and the Depositary must receive a confirmation of such tender, including an agent’s message (as defined below) if the tendering holder has not delivered a Letter of Transmittal and Consent. Agent’s message means a message, transmitted by DTC to and received by, the Depositary and forming a part of a book-entry confirmation. The Agent’s Message must state that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received, and agrees to be bound by, the Letter of Transmittal and Consent and that we may enforce that Letter of Transmittal and Consent against that participant. However, we reserve the right to accept any tenders received by us, any Trustee, the Dealer Managers or the Co-Dealer Managers by any other reasonable means or in any form that reasonably evidences the delivery of a tender.

If the Notes are held of record in the name of, or if certificates for unpurchased Notes are to be issued to, a person other than the registered holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Need for Guarantee of Signature. A recognized participant in the Securities Transfer Agents Medallion Program, called a Medallion Signature Guarantor, must guarantee signatures on a Letter of Transmittal and Consent unless the Notes tendered thereby are tendered (a) by the registered holder of those Notes that have not completed the box entitled “A. Special Issuance/Delivery Instructions” or the box entitled “B. Special Issuance/Delivery Instructions” on the Letter of Transmittal and Consent or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States. We refer to such firms, banks and trust companies as eligible institutions.

Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offers. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer those Notes into the Depositary’s account in accordance with DTC’s procedure for such transfers. Although delivery of Notes may be effected through book entry at DTC, the Letter of Transmittal and Consent, or a facsimile thereof, with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the Depositary prior to the Expiration Time or, for holders desiring to receive the Consent Payment, at or prior to the Consent Payment Deadline, at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.

Holders who are tendering by book-entry transfer to the Depositary’s applicable account at DTC may execute their tender through DTC’s Automated Tender Offer Program (ATOP) by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s applicable account at DTC and send an agent’s message to the Depositary. Delivery of agent’s message by DTC will satisfy the terms of the relevant Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the agent’s message. Accordingly, a holder tendering through ATOP does not need to complete the Letter of Transmittal.

Withholding Tax. Under U.S. federal tax laws, the Depositary may be required to withhold tax on payments made to certain holders pursuant to the Offers. See “Certain U.S. Federal Income Tax Consequences — Backup Withholding” and “—Non-U.S. Holders” below.

General. The tender of Notes pursuant to an Offer by one of the procedures set forth above will constitute (a) an agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the relevant Offer, (b) the Consent of the tendering holder to the Proposed Amendments and Waivers, (c) a release and discharge from any and all claims the tendering holder may have now or in the future arising out of, or related to, the Notes and (d) the appointment of the Depositary as the true and lawful agent and attorney-in-fact of such tendering holder with respect to any such tendered Notes.

The method of delivery of the Letter of Transmittal and Consent, certificates for Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery. Manually signed facsimile copies of the Letter of Transmittal and

Consent, properly completed and duly executed, will be accepted. No alternative, conditional or contingent tenders of Notes or delivery of Consents will be accepted.

We, in our sole discretion, will determine all questions as to the form of documents and validity, eligibility, including time of receipt, acceptance for payment, withdrawal of tendered Notes and revocation of the corresponding Consents, and our determination will be conclusive and binding, subject only to such final review as may be prescribed by the relevant Trustee concerning proof of execution and ownership. We reserve the absolute right in our sole discretion to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion prior to the expiration of the applicable Offer to waive any of the conditions of an Offer or any defect or irregularity in the tender of Notes of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offers (including the instructions in the Letter of Transmittal and Consent) will be final and binding. None of us, the Depositary, the Dealer Managers and Co-Dealer Managers, the Information Agent, any Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

Withdrawal of Tenders and Revocation of Corresponding Consents and Absence of Appraisal Rights

The Withdrawal Deadline for all Offers will be 5:00 p.m., New York City time, on July 1, 2005, unless extended with respect to the relevant Offer. If a holder validly withdraws tendered Notes prior to the Withdrawal Deadline, that will constitute the concurrent valid revocation of, and the only means of validly revoking, that holder’s related Consent. Unless otherwise indicated in the Letter of Transmittal and Consent under the box labeled “A. Special Issuance/Delivery Instructions,” the Depositary will promptly return Notes, the tender of which has been properly withdrawn or has not been accepted, to the tendering holder. In the event that the box labeled “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal and Consent is completed, the Depositary shall issue such Notes in the name(s) and shall deliver such Notes to the person(s) at the address(es) so indicated. Holders cannot withdraw tendered Notes and revoke the related Consents after the Withdrawal Deadline for an Offer.

For a withdrawal of Notes to be effective, the Depositary must timely receive a written notice of withdrawal at its address set forth on the back cover of this Offer to Purchase or by facsimile. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn; must contain a description of the Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and must be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal and Consent (including any required signature guarantees), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such Notes have been tendered for the account of an eligible institution. If a holder delivers or otherwise identifies to the Depositary certificates for the Notes to be withdrawn, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary even if physical release is not yet effected.

Holders may not rescind their withdrawal of tenders of Notes, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. Properly withdrawn Notes may, however, be retendered by again following one of the procedures described in “—Procedure for Tendering Notes and Delivering Consents” above at any time prior to the Expiration Time.

Holders can accomplish withdrawals of Notes and revocation of Consents only in accordance with the foregoing procedures. None of us, the Depositary, the Dealer Managers and Co-Dealer Managers, the Information Agent, any Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

The Notes are our debt obligations and are each governed by their respective Indenture. There are no appraisal or other similar statutory rights available to you in connection with the Offers.

Conditions to the Offers

Each of the Offers is conditioned upon satisfaction of the following conditions:

•	satisfaction of the Minimum Tender Condition;

•	the execution of the corresponding supplemental indenture relating to the Proposed Amendments by the relevant Trustee;

•	there not existing:

•	in our reasonable judgment, any actual or threatened legal, governmental or regulatory impediment to the purchase of Notes pursuant to the Tender Offer or the effectiveness of the Proposed Amendments to the relevant Indenture, including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is party or by which we are, or any of them is, bound, or

•	any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad that, in our reasonable judgment, has or may have a material adverse effect on the market price of the Notes or upon trading in the Notes or upon the value of the Notes to us; and

•	the closing, expected to occur on or about July 5, 2005, of the sale of substantially all of the assets directly involved in our Proffitt’s/McRae’s business operations in a cash transaction in which we would receive approximately $622 million (see “Recent Developments—Sale of Assets”).

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the Expiration Time, in respect of any or all of the Offers and in our sole discretion. If any condition to an Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right, but will not be obligated, subject to applicable law:

•	to terminate the Offer and return the tendered Notes to the tendering holders;

•	to waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered in the Tender Offer prior to the Expiration Time and not validly withdrawn prior to the Withdrawal Deadline;

•	to extend the Offer and retain the Notes that have been tendered during the period for which the Offer is extended; or

•	to amend the Offer.

We believe that on the date of this Offer to Purchase, $250,000,000 aggregate principal amount of the 2010 Notes, $208,105,000 aggregate principal amount of the 2013 Notes and $200,000,000 aggregate principal amount of the 2019 Notes are outstanding for purposes of determining whether the Minimum Tender Condition has been satisfied.

Acceptance for Payment and Payment

Upon the terms and subject to the conditions of each Offer (including, if an Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment all Notes that holders validly tender and do not validly withdraw pursuant to each Offer. For purposes of each Offer, we will be deemed to have accepted for payment tendered Notes if, as and when we give written notice to the Depositary of our acceptance for payment of those Notes. We will announce acceptance for payment of the Notes by issuing a press release. We will make payment for Notes accepted for payment pursuant to the Offers by deposit of funds with the Depositary, which will act as agent for the tendering holders for the purpose of receiving payments and transmitting such payments to the tendering holders. We will pay for Notes that we purchase in an Offer in same-day funds on the business day after the date on which the relevant Offer expires, or as soon as practicable after that date. Assuming none of the Offers are extended, we expect that the Settlement Date will be July 19, 2005.

Extension, Amendment and Termination

We reserve the right, at any time, subject to applicable law, to amend an Offer in any respect or to terminate any Offer and return the Notes tendered pursuant to that Offer, in each case by giving written notice of such amendment or termination to the Depositary. Under no circumstances will any additional interest be payable because of any delay by the Depositary or us. In addition, we reserve the right at any time, subject to applicable law, to extend the Consent Payment Deadline, the Withdrawal Deadline, the Expiration Time or the Settlement Date in respect of any Offer. We will publicly announce any extension, amendment or termination in the manner described under “—Announcements” below.

There can be no assurance that we will exercise our right to extend the Consent Payment Deadline, Withdrawal Deadline, Expiration Time or Settlement Date for any Offer. Regardless of whether there is such an extension, holders cannot withdraw Notes tendered pursuant to an Offer after the Withdrawal Deadline for that Offer. See “—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Announcements

If we are required to make an announcement relating to an extension of the Consent Payment Deadline or the Expiration Time for any Offer, an amendment or termination of any Offer, or acceptance of Notes of any issue for payment, we will do so as promptly as practicable and, in the case of an extension or acceptance, no later than 9 a.m., New York City time, on the business day after the previously scheduled Consent Payment Deadline or Expiration Time, as the case may be. Unless otherwise specified in this Offer to Purchase, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a release to the Dow Jones News Service.

THE PROPOSED AMENDMENTS AND WAIVERS

General

The valid tender by a holder of its 2010 Notes, 2013 Notes or 2019 Notes in accordance with the procedures set forth in “The Tender Offers and Consent Solicitations—Procedure for Tendering Notes and Delivering Consents” will constitute the Consent of that holder to the Proposed Amendments and Waivers with respect to the corresponding Indenture. Holders of Notes who tender their Notes must deliver a Consent to the corresponding Proposed Amendments and Waivers, and a holder may not deliver a Consent without tendering its Notes.

The 2010 Notes were issued pursuant to an Indenture, dated as of December 2, 1998, among us, the subsidiary guarantors named therein and The First National Bank of Chicago, as trustee (the “2010 Indenture”). The successor trustee for the 2010 Indenture is JPMorgan Chase Bank, N.A. The 2013 Notes were issued pursuant to an Indenture, dated as of December 8, 2003, among us, the guarantors named therein and The Bank of New York, as trustee (the “2013 Indenture”). The successor trustee for the 2013 Indenture is The Bank of New York Trust Company, N.A. The 2019 Notes were issued pursuant to an Indenture, dated as of February 17, 1999, among us, the guarantors named therein and The First National Bank of Chicago, as trustee (the “2019 Indenture”). The successor trustee for the 2019 Indenture is JPMorgan Chase Bank, N.A. Under the terms of each of those Indentures, holders of a majority in principal amount of the outstanding Notes of a given issue must consent to the Proposed Amendments in order for them to become operative with respect to that issue.

The Proposed Amendments and Waivers in respect of each Indenture are a single proposal. A tendering and Consenting holder must consent to the Proposed Amendments and Waivers in respect of the relevant Indenture as an entirety and may not consent selectively to only some of the Proposed Amendments or Proposed Waivers with respect to that Indenture.

Sections 7.04 and 10.10 of each Indenture require us to file with the SEC and the applicable Trustee the SEC Reports we are required to file pursuant to Sections 13 and 15 of the Exchange Act. Section 10.12 of each Indenture requires the Company and the guarantors to file with the applicable Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with the obligations under the relevant Indenture, and, if a default shall have occurred under the relevant Indenture, describing all such defaults of which our officers have knowledge, their status and what action we are taking or propose to take with respect thereto. Section 10.12 of each Indenture also requires the Company to deliver an Officers’ Certificate to the applicable Trustee when any default has occurred and is continuing, or when any notice is given by a holder or the Trustee or by any holder or the trustee of any other indebtedness (in principal amount of $50,000,000 or more), with respect to a claimed default within five business days of our becoming aware of such occurrence, and what action we are taking, or propose to take, with respect thereto.

Proposed Amendments

The Proposed Amendments to each issue of Notes and the related Indenture will be set forth in a supplemental indenture that would be executed after the Withdrawal Deadline has passed, all conditions to the relevant Tender Offer have been satisfied or waived and the Company has agreed to pay on the applicable Settlement Date for all Notes of such issue validly tendered and not withdrawn. The Proposed Amendments and Waivers relating to each issue of Notes will become operative immediately upon execution of the applicable supplemental indenture, but will be revoked if settlement of the Offer in respect of the relevant issue fails to occur.

If a supplemental indenture relating to the Proposed Amendments is executed, the Proposed Amendments to an Indenture will be binding on all non-tendering holders of the Notes issued under that Indenture. The Proposed Amendments with respect to Notes of each issue will provide that a failure to comply with Section 7.04, 10.10 or 10.12 of the corresponding Indenture before 5:30 p.m., New York City time, on October 31, 2005, will not constitute a default with respect to the Notes under the Indenture and that any defaults resulting from the failure to comply with any of these sections before 5:30 p.m., New York City time, on October 31, 2005 will not constitute an event of default under Section 5.01 of the corresponding Indenture.

Below is the text of the relevant provisions from each of the 2010, 2013 and 2019 Indentures, substantially as they currently exist, along with the form of the Proposed Amendments to the provisions marked to show changes from the current provisions of each Indenture. Text that is added to each Indenture by the form of the Proposed Amendment is underlined. We reserve the right to change the actual language of the Proposed Amendments, provided that any such change does not materially alter the purpose or substance of the Proposed Amendments as described in this Offer to Purchase.

* * * * *

Section 5.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest on the Notes when due and payable, continued for 30 days or more; or

(b) default in payment of all or any part of principal of or premium, if any, on the Notes at the Maturity Date; or

(c) except otherwise provided in this Section 5.01, default in the performance of or breach of any other covenant or warranty of the Company contained in the Notes, any Note Guarantee or this Indenture (other than a default specified in (a) or (b) above) that continues for a period of 60 days after written notice of such failure requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

* * *

Notwithstanding any of the foregoing, the failure of the Company to comply with Section 7.04, 10.10 or 10.12 of this Indenture or §314 of the Trust Indenture Act before the Covenant Reversion Date shall not constitute a Default under clause (c) above.

Section 7.04. Reports by Company and Each Guarantor. The Company and each Guarantor shall, except as otherwise provided in this Section 7.04:

(a) file with the Commission, the copies of annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) required to be filed with Commission pursuant to Section 13 or Section 15 of the Exchange Act, whether or not the Company or any Guarantor has a class of securities registered under the Exchange Act;

(b) file with the Trustee within 15 days after it files or would be required to file the information specified in subsection (a) of this Section 7.04 reports and documents with the Commission copies of such information;

(c) file with the Trustee and the Commission in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company and each Guarantor with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(d) transmit by mail to all Holders, as their names and addresses appear in the Note Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company and each Guarantor pursuant to subsections (a) and (c) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Notwithstanding any other provision of this Section 7.04 or this Indenture, the information, documents and reports referred to in this Section 7.04 that the Company or the Guarantors would have been required to file with the Commission or the Trustee or transmit to Holders on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed or transmitted by the Company or the Guarantors until the Covenant Reversion Date.

[Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).]*

Section 10.10. Provision of Financial Statements. The Company will, except as otherwise provided in this Section 10.10, file with the Commission (so long as the Commission will accept any such filings) and the Trustee the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. Notwithstanding any other provision of this Section 10.10 or this Indenture, the reports and documents referred to in this Section 10.10 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed by the Company until the Covenant Reversion Date.

Section 10.12. Statement by Officers as to Default. The Company and the Guarantors will, except as otherwise provided in this Section 10.12, deliver to the Trustee, within 120 days after the end of each of their fiscal years ending after the date hereof, a written statement (such written statement, a “Compliance Certificate”) signed by the chairman or a chief executive officer, the principal financial officer, principal accounting officer or Treasurer of the Company or such Guarantor (as applicable), stating (i) that a review of the activities of the Company or such Guarantor (as applicable) during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled its obligations under this Indenture, and (ii) that, to the knowledge of each officer signing such certificate, the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, conditions and covenants hereof (or, if a Default shall have occurred, describing all such Defaults of which such officers may have knowledge, their status and what action the Company or such Guarantor (as applicable) is taking or proposes to take with respect thereto). When any Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness (other than Indebtedness evidenced by the Notes) in the principal amount of less than $50,000,000), the Company will, except as otherwise provided in this Section 10.12, promptly deliver to the Trustee by registered or certified mail or by telegram, or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action no later than five Business Days after the Company becomes aware of such occurrence and what action the Company is taking or proposes to take with respect thereto. Notwithstanding any other provision of this Section 10.12 or this Indenture, (i) the Compliance Certificate referred to in this Section 10.12 that the Company and the Guarantors would have been required to deliver to the Trustee on any date before the Covenant Reversion Date (but for this sentence) will not be required to be delivered, and (ii) the Company and the Guarantors will have no obligation to deliver an Officer’s Certificate, as referred to in the preceding sentence, relating to any breach of a covenant contained in Section 3.7, 3.8 or 3.11 of this Indenture that occurred prior to the Covenant Reversion Date.

* * * * *

The Proposed Amendments would require the addition of certain definitions to each Indenture when references to such definitions would be required as a result of the foregoing changes. Set forth below are the definitions that will be added to each Indenture as a part of the Proposed Amendments.

*	This paragraph of Section 7.04 is only applicable to the 2013 indenture.

* * * * *

“Compliance Certificate” has the meaning set forth on Section 10.12.

“Covenant Reversion Date” means, 5:30 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Purchase Price, if due, for the Notes in accordance with the Offer to Purchase and (ii) October 31, 2005.

“Purchase Price” means the payment (including the Consent Payment) defined as such with respect to the Notes in the Offer to Purchase.

“Offer to Purchase” means the Offers to Purchase and Consent Solicitations dated as of June 20, 2005 and the related Letter of Transmittal and Consent, each as may be amended and supplemented from time to time.

* * * * *

The above text relating to the Proposed Amendments and addition of the definitions is qualified in its entirety by reference to each Indenture and the corresponding form of supplemental indenture to each Indenture.

Proposed Waivers

Section 5.13 of the Indenture for each of the 2010 Notes, 2013 Notes and 2019 Notes provides that holders of a majority in aggregate principal amount of the Notes then outstanding under such Indenture may waive past defaults and their consequences on behalf of holders of all such Notes. The Consent includes the Proposed Waivers of all defaults under each Indenture relating to any failure to comply with Sections 7.04, 10.10 or 10.12 of the applicable Indenture that shall have occurred prior to the effectiveness of the Proposed Amendments. Each holder that executes a Consent will be deemed to have waived all defaults with respect to any breaches of these sections in accordance with Section 5.13 of the applicable Indenture and any defaults that shall have occurred with respect to these sections before the effectiveness of the Proposed Amendment with respect to the applicable Indenture will be deemed to have been cured for all purposes.

OTHER PURCHASES OF NOTES

Whether or not an Offer is consummated, we or our affiliates may from time to time acquire Notes of each issue otherwise than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Offers that may be relevant to a beneficial owner of Notes. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with classes of beneficial owners subject to special tax rules, and does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Notes are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Accordingly, each holder should consult its own tax advisor with regard to the Offers and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

* * * * *

Any discussion of U.S. federal tax issues set forth in this Offer to Purchase is written in connection with the promotion and marketing by us and the Dealer Managers or Co-Dealer Managers of the transactions described in this Offer to Purchase. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

* * * * *

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of the Notes who or which is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the Notes who or which is not a U.S. Holder or an entity treated as a domestic or foreign partnership.

Special rules, not discussed in this Offer to Purchase, may apply to persons holding Notes through entities treated as partnerships for U.S. federal income tax persons, and those persons should consult their own tax advisors in that regard.

Sale of the Notes

Sales of Notes pursuant to the Offers by U.S. Holders will be taxable transactions for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the Offers will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued interest which will be taxed as such) and the U.S. Holder’s adjusted tax basis in the Notes sold at the time of sale. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid by the U.S. Holder for the Note, increased by the market discount, if any, previously taken into account by the U.S. Holder as described below, and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Notes and the amount of any payments on the Notes other than qualified stated interest. Any capital gain or loss on the Notes will be long-term capital gain or loss if the Note is held for more than a year at the time of the sale. The deductibility of capital losses by U.S. Holders is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Notes at a “market discount.” In general, unless a U.S. Holder acquired a note upon the note’s original issuance at the original “issue price” for the Notes, market discount is the excess, if any, of the principal amount of a note over the U.S. Holder’s tax basis therein at the time of the acquisition (unless the amount of such excess is less than a specified de minimis amount, in which case market discount is considered zero). In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Notes were held by the U.S. Holder.

The federal income tax consequences of the receipt of Consent Payments are not certain. We intend to treat the Consent Payments as a fee in consideration for the Consents to the Proposed Amendments and Waivers, in which case U.S. Holders of the Notes will recognize ordinary income equal to the amount of the Consent Payments received. Nonetheless, it is possible that the Consent Payments may be treated in some other manner, for example, as part of the amount realized on the sale of the Notes pursuant to the Offers. Because of this uncertainty, U.S. Holders are urged to consult their tax advisors with respect to the tax treatment of the Consent Payments.

Non-Tendering U.S. Holders

A U.S. Holder who does not tender its Notes pursuant to the Offers (a “Non-Tendering U.S. Holder”) should not recognize any gain or loss for U.S. federal income tax purposes, and such holder should continue to have the same tax basis and holding period in the Notes. The adoption of the Proposed Amendments and Waivers should not cause the Non-Tendering U.S. Holders to be deemed to have exchanged the Notes for new Notes as the Proposed Amendments and Waivers should be viewed as a modification that adds, deletes or alters customary accounting or financial covenants and therefore, should not constitute a significant modification of the old Notes under Treasury regulations section 1.1001-3. Therefore, Non-Tendering U.S. Holders of the Notes should not realize any gain or loss with respect to the adoption of the Proposed Amendments and Waivers. Even if the adoption of the Proposed Amendments and Waivers resulted in a deemed exchange with respect to the Notes, such deemed exchange would constitute a tax-free recapitalization for U.S. federal income tax purposes. Under this treatment, a Non-Tendering U.S. Holder would not recognize gain or loss.

Backup Withholding

A U.S. Holder who tenders its Notes may be subject to backup withholding on the Purchase Price for the Notes (and accrued interest) and any Consent Payment unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Subject to the discussion of the Consent Payment below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the proceeds from the offer, including amounts attributable to accrued interest, provided, in the case of interest, that such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership and (ii) has provided a properly completed form W-8BEN establishing its status as a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder), unless (i) the gain or interest income on such note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S.

Holder, the holder is present in the United States for 183 days or more in the taxable year of the offer and either (a) such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (b) such holder has a tax home in the United States.

Although it is unclear whether a Consent Payment paid to a Non-U.S. Holder should be included as part of the amount realized from the sale of the notes or as a separate fee that could be subject to withholding of U.S. federal income tax, we intend to withhold such tax from any Consent Payment made to a Non-U.S. Holder at a rate of 30%, unless the Non-U.S. Holder provides to the applicable withholding agent a properly executed (a) IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that the Consent Payment is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any tax withheld.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained Citigroup Global Markets Inc. and Goldman, Sachs & Co. to act as Dealer Managers, Banc of America Securities LLC and Wachovia Capital Markets, LLC (“Wachovia Securities”) to act as Co-Dealer Managers and Global Bondholder Services Corporation to act as Information Agent and as Depositary in connection with the Offers. We have agreed to pay the Dealer Managers, the Co-Dealer Managers, the Information Agent and the Depositary customary fees for their services in connection with the Offers. We have agreed to reimburse the Dealer Managers and the Co-Dealer Managers for their out-of-pocket expenses, including fees and disbursements of counsel, and to reimburse the Depositary and the Information Agent for certain out-of-pocket expenses. We will also indemnify the Dealer Managers and the Co-Dealer Managers, the Depositary and the Information Agent against certain liabilities, including liabilities under federal securities laws.

We will pay the Trustees reasonable and customary compensation for their services in connection with the Offers, plus reimbursement for expenses.

At any time, any Dealer Manager or Co-Dealer Manager may trade the Notes or other securities of Saks Incorporated for its own account or for the accounts of customers, and accordingly, may hold a long or short position in the Notes or such other securities.

None of the Dealer Managers or Co-Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning us, or our affiliates contained in this Offer to Purchase or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

In order to tender, you should send or deliver a properly completed and signed Letter of Transmittal and Consent, certificates for Notes and any other required documents to the Depositary at its addresses set forth below or tender by book-entry transfer and delivery of an agent’s message pursuant to DTC’s Automated Tender Offer Program (ATOP). If you tender through ATOP, you do not need to complete the Letter of Transmittal.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Consent or related documents may be directed to the Information Agent at its telephone number set forth below. A holder may also contact one of the Dealer Managers or Co-Dealer Managers at its telephone number set forth below or that holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Depositary and Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway—Suite 704

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free: (866) 873-6300

Facsimile: (212) 430-3775

Confirmation: (212) 430-3774

The Dealer Managers for the Offers are:

Citigroup Global Markets Inc.	Goldman, Sachs & Co.
390 Greenwich Street, 4th Floor New York, New York 10013 Attention: Liability Management Group Telephone: (800) 558-3745 (toll-free)	85 Broad Street New York, New York 10004 Attention: Credit Liability Management Group Telephone: (800) 828-3182 (toll-free) (212) 357-7867 (collect)

The Co-Dealer Managers for the Offers are:

Banc of America Securities LLC	Wachovia Securities
214 North Tryon Street, 17th Floor Charlotte, North Carolina 28255 Attention: High Yield Special Products Telephone: (888) 292-0070 (toll-free) (704) 388-9217 (collect)	301 South College Street Charlotte, North Carolina 28288 Attention: Liability Management Group Telephone: (866) 309-6316 (toll-free) (704) 715-8341 (collect)